Global Technologies Group

GLOBAL TECHNOLOGIES GROUP, INC. RESULTS OF FINAL MERCURY EMISSIONS TESTING

MAY 15, 2012, Sarasota, Florida.   Global Technologies Group, Inc. (GTGP.PK) presents summary report dated today for the last series of Mercury emissions testing completed by MSE Technology Applications, Inc. which was  conducted to determine if any acid gases, NOX or SOX will be generated using MBS with compressed air in the test system and update on MSE Acquisition.
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NOx, SOx and Acid Gas Testing

The same mercury test apparatus was used to run tests that will determine if a mercury laden gas stream that flowed through a reaction column packed with Molecular Bonding System (MBS) or MBS and powdered activated carbon (PAC) would generate any NOx, SOx, or acid gasses in the off gas.

Three tests have been run to date with different treatment mixtures in the reaction column:
•	one with a 10% MBS and 90% MBS mixture;
•	one with a 7.5% MBS and 92.5% PAC mixture; and
•	one with 100% MBS.

The compressed air flow rate for each test was 0.5 Liters/minute (L/m) with approximately 17% moisture content.  The two MBS and PAC mixture tests were run for 1 hour and gas samples were collected in tedlar bags every 20 minutes.  The 100% MBS test was run for 3 hours and gas samples were collected in tedlar bags every hour.

A Semsidyne Gastec Pump was used to collect gas samples from each of the tedlar bag samples.  The tedlar bag samples were tested using Gastec tubes for NOx, SOx, sulfuric and nitric acid and the off gas samples tested showed zero concentration for NOx, SOx, sulfuric and nitric acid. This final testing was to quantify that MBS mixed with Mercury gasses mixed with PAC or stand alone does not increase the acid content of the stack gases. This was an important test for the industry as they will not use any product, system or additive if NOx or SOx is increased.

“The final two part validated Mercury emissions report will be part of the data that will be presented to the Portland Cement Association, EPA and other agencies of the government here in the United States and abroad. This convergence of new EPA and State regulations for Mercury, NOx, Sox and the benefits of using MBS is the culmination of years of pursuing both our business plan and the humanitarian concerns we have for the inhabitants of planet Earth. I am pleased that now; we are in position to alleviate airborne toxins generated by power and cement plants on a Global basis. We are currently in discussions with large companies that are currently working on technologies for NOx and SOx removal and in conjunction with MBS ,the plants will be able to meet the requirements for all three at once.” Stated James Fallacaro, President.

Update on MSE acquisition:

We are sending our technical advisors to the MSE facilities on Thursday the 17th of May for a complete review of the entire plant, labs and buildings to assess the capital costs to bring it up to a modern world class facility. Our management advisor will be on site on June 4th to assess what changes in personnel management may be needed and review the technical reports as well.   www.mse-ta.com.

Global Technologies Group, Inc. (GLOBAL) is a company that is in the business of acquiring exclusive licenses and distribution and reseller contracts on proven technologies in the environmental, green and war fighter industries. The criteria for the licensing or distribution agreements of the technologies are: they must be proven, validated and in use. The business plan of Global is to sublicense the technologies it acquires to companies in Countries covered under the original license grants and for its own use. For our exclusive distribution and reseller agreements, we partner with appropriate representatives in the covered countries for resale of turn key projects. Solucorp Industries is the patent holder and licensor of the MBS/IFS2C technology.
Contact:

JAMES FALLACARO

JIMF@GLBTECH.COM

941-685-1616

WWW.GLBTECH.COM